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                                                                     Exhibit 5.1

                                                                     [   ], 2001

Polska Telefonia Cyfrowa Sp. z o.o.
Al. Jerozolimskie 181
02-222 Warsaw
Poland

PTC International Finance II S.A.
41 Avenue de la Gare
L-1611 Luxembourg

Ladies and Gentlemen:

We have acted as your special United States counsel in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of a proposed exchange offer of unrestricted EUR200,000,000 10 7/8% Senior Subordinated Guaranteed Notes due 2008 (the "Exchange Notes") offered by PTC International Finance II S.A., a societe anonyme (limited liability company) organized under the laws of Luxembourg (the "Issuer"), and unconditionally guaranteed (the "Company Guarantee") by Polska Telefonia Cyfrowa Sp. z o.o., a Polish limited liability company (the "Company") for the outstanding EUR200,000,000 10 7/8% Senior Subordinated Guaranteed Notes due 2008, as described in the Registration Statement on Form F-4 (as the same may be amended and supplemented from time to time, the "Registration Statement") filed with the Securities and Exchange Commission today. The Exchange Notes will be issued pursuant to the Indenture, dated May 8, 2001 (the "Indenture"), by and among the Company, the Issuer and State Street Bank and Trust Company, as trustee (the "Trustee").

We have examined such corporate records, certificates and other documents and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, (a) the Indenture represents a valid and binding obligation of both the Issuer and the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles and (b) when (i) the Registration Statement has become effective under the Securities Act, (ii) the terms of the Exchange Notes and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the Issuer, and so as to comply with any requirement or restriction imposed by any court or governmental body having



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jurisdiction over the Company or the Issuer and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and issued and exchanged as contemplated in the Registration Statement and the Company Guarantee has been duly executed and delivered in accordance with the Registration Statement, (a) the Exchange Notes will constitute valid and legally binding obligations of the Issuer, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principals and
(b) the Company Guarantee will constitute a valid and legally binding obligation of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

We also confirm that we have reviewed the information in the Registration Statement under the caption "Taxation - United States" and that in our opinion the statements of law contained therein are accurate and correct in all material respects. In rendering this opinion, we expressly incorporate the statements set forth in the "Taxation - United States" section of the Registration Statement, including the limitations on the matters covered by that section set forth therein.

The foregoing opinions are limited to the federal laws of the United States and the laws of the State of New York and we are expressing no opinion as to the effect of the laws of any other jurisdiction. Our opinion as to the section "Taxation - United States" in the Registration Statement is limited to the federal income tax laws of the United States of America and is based upon existing provisions of the U.S. Internal Revenue Code, the Treasury regulations thereunder and reported interpretations thereof by the Internal Revenue Service or the courts in effect as of the date hereof. With respect to all matters of Polish and Luxembourg law, we note that you have been provided with the opinions, dated the date hereof, of Clifford Chance Punder Sp. z o.o. Warsaw, Polish counsel to the Company, and Kremer Associes & Clifford Chance, Luxembourg counsel to the Issuer.

In addition, with respect to the foregoing opinion we have relied as to certain matters on information obtained from officers of the Company, the Issuer and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption that we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission thereunder.

Very truly yours,